Exhibit 4.19

DESCRIPTION OF SECURITIES
General
The following summary describes the material terms of the capital stock of TransDigm Group Incorporated, a Delaware corporation (“TD Group”). However, the following summary is qualified in its entirety by reference to the actual terms of the capital stock contained in TD Group’s second amended and restated certificate of incorporation and applicable law. TD Group’s second amended and restated certificate of incorporation provides that TD Group’s authorized capital stock consists of 224,400,000 shares of common stock, par value $0.01 per share, and 149,600,000 shares of preferred stock, par value $0.01 per share, that are undesignated as to series.
Common Stock
The holders of common stock are entitled to one vote per share in all matters to be voted on by TD Group’s stockholders and are not entitled to cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of the holders of any preferred stock that may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by TD Group’s Board of Directors out of funds legally available therefor. In the event of TD Group’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of TD Group’s liabilities and the liquidation preference, if any, of any outstanding preferred stock. Holders of shares of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to TD Group’s common stock. All of the outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which TD Group may designate and issue in the future.
Preferred Stock
Under TD Group’s second amended and restated certificate of incorporation, TD Group’s Board of Directors has the authority, without action by TD Group’s stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of TD Group’s common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of TD Group’s common stock until TD Group’s Board of Directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control without further action by TD Group’s stockholders.
Anti-Takeover Provisions
Provisions in TD Group’s second amended and restated certificate of incorporation and third amended and restated bylaws may discourage, delay or prevent a merger or acquisition involving TD Group that its stockholders may consider favorable. TD Group’s second amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of TD Group’s issued and outstanding capital stock, voting together as a single class, is required for the alteration, amendment or repeal of certain provisions of its second amended and restated certificate of incorporation and certain provisions of its third amended and restated bylaws, including the provisions relating to its stockholders’ ability to call special meetings, notice provisions for stockholder business to be conducted at an annual meeting, requests for stockholder lists and corporate records, nomination and removal of directors, and filling of vacancies on TD Group’s Board of Directors.
TD Group is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” TD Group may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203,

“interested stockholder” means, generally, someone owning 15% or more of TD Group’s outstanding voting stock or an affiliate of TD Group that owned 15% or more of TD Group’s outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.